Exhibit (b)(2)
FIRST AMENDMENT TO
NOTE PURCHASE AGREEMENT
AND WAIVER
     THIS FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT AND WAIVER (this “Amendment”), made and entered into as of December 12, 2007, is by and among SUNTRON CORPORATION, a Delaware corporation (“Suntron”), K*TEC OPERATING CORP., a Delaware corporation (“K*TEC”), SUNTRON GCO, L.P., a Texas limited partnership (“Suntron GCO”), EFTC OPERATING CORP., a Delaware corporation (“EFTC”), SUNTRON-IOWA, INC., a Delaware corporation (“Suntron-Iowa”), CURRENT ELECTRONICS, INC., an Oregon corporation (“Current”), RM ELECTRONICS, INC., a New Hampshire corporation (“RMEI”), SUNN ACQUISITION CORPORATION, a Delaware corporation (“SUNN”), SUNTRON—KANSAS, INC., a Delaware corporation (“Suntron-Kansas”; together with Suntron, K*TEC, Suntron GCO, EFTC, Suntron-Iowa, Current, RMEI and SUNN, each a “Borrower” and collectively referred to herein as the “Borrowers”), and THAYER EQUITY INVESTORS IV, L.P. (“Thayer” or the “Lender”, and together with its permitted successors and assigns, the “Lenders” ).
RECITALS:
          A. The Borrowers (other than SUNN) and the Lender entered into a certain Note Purchase Agreement dated as of March 28, 2006 (the “Note Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Note Agreement, unless the context shall otherwise require.
          B. The Borrowers have requested that the Lender amend the Note Agreement in order to (i) waive compliance with certain covenants in order to permit the planned conversion of Suntron into a privately-held corporation, (ii) increase the amount of the Notes by $2,000,000, (iii) add SUNN as a Borrower under the Note Agreement and the other Loan Documents, (iv) establish a new definition of permitted acquisition, and (v) amend certain other terms and provisions of the Note Agreement.
          C. The Lender has agreed to make the amendments requested by the Borrowers, upon the terms and subject to the conditions set forth in this Amendment.
          NOW, THEREFORE, for good and valuable consideration, the Borrowers and the Lender agree as follows:
ARTICLE I — WAIVERS
     1.1 Under Section 10.16 of the Note Agreement, each Borrower is prohibited from, among other things, merging or consolidating, or being merged or consolidated, with or into any other Person, or otherwise reorganizing, liquidating or winding-up or dissolving itself. Under Section 10.18 of the Note Agreement, each Borrower is prohibited from, among other things, declaring or paying cash or stock distributions (including any return of capital) or dividends upon such Borrower’s Capital Stock. Under Section 10.21 of the Note Agreement, each Borrower is prohibited from, among other things, changing its capital structure. The Borrowers have informed the Lender that Suntron desires to become a privately-held corporation, which will require a series of transactions, including the merger of SUNN Acquisition Corporation, a Delaware corporation (“SUNN Acquisition”), with and into Suntron pursuant to a “short form” merger under Section 253 of the Delaware General Corporation Law, all as more particularly described in the Schedule 13E-3 Transaction Statement distributed to Suntron’s stockholders on or about November 9, 2007 (collectively, the “Privatization”), which transactions would otherwise be prohibited under Sections 10.16, 10.18 and 10.21. The Borrowers have requested that the Lender waive compliance with Sections 10.16, 10.18 and 10.21 in order to permit the consummation of the Privatization without giving rise to an Event of Default under the Note Agreement. The Borrowers have further requested that the Lender waive compliance with Section 10.18 of the Note Agreement in order to permit a one-time dividend in the amount of $2,000,000 to be declared and paid by Suntron to SUNN Acquisition for the purpose of funding a portion of the cost of the Privatization, which dividend shall be funded with Revolving Loan proceeds. Subject to the full satisfaction of all of the conditions precedent described in Section 3.1 below, and subject to the further condition that the aggregate amount of Loan proceeds used, directly or indirectly, to fund the cost of the Privatization shall not exceed $2,000,000, the Lender hereby waives compliance with Sections 10.16 and10.16, 10.21 and 10.18 of the Note Agreement to the extent (but only to the extent) necessary to permit the consummation of the Privatization and the declaration and payment of the above-described dividend, and the Lender hereby prospectively waives any Event of Default which would otherwise arise from the Privatization and the declaration and payment of such dividend.
     1.2 Under Section 10.16 of the Note Purchase Agreement, each Borrower is prohibited from, among other things, purchasing the securities of, creating, investing in or forming any Person (including a Subsidiary). The Borrowers have informed the Lender that EFTC desires to acquire 100% of the Capital Stock of Suntronems (M) SDN. BHD., a Malaysian corporation (“Suntronems”), which presently has no assets or liabilities. The Borrowers have requested that the Lender waive compliance with Sections 10.16 in order to permit such acquisition without giving rise to an Event of Default under the Note Purchase Agreement. Subject to the full satisfaction of all of the conditions described in Section 3.1 below, and subject to the further condition that in no event shall Suntronems acquire any assets or incur any Indebtedness except in connection with the Permitted Acquisition, the Lender hereby waives compliance with Sections 10.16 of the Note Purchase Agreement to the extent (but only to the extent) necessary to permit the above-described acquisition by EFTC of 100% of the Capital Stock of Suntronems, and the Lender hereby prospectively waive any Event of Default which would otherwise arise from such acquisition.
     1.3 Except as expressly provided herein, all provisions of the Note Agreement remain in full force and effect and the foregoing waivers shall not apply to any other or subsequent failure to comply with such Sections or any other provision of the Note Agreement.
ARTICLE II — AMENDMENTS
     2.1 New Definitions. Section 1.1 of the Note Agreement is amended by adding the following definitions thereto in appropriate alphabetical order:
     “First Amendment” means that certain First Amendment to Note Purchase Agreement and Waiver dated as of the First Amendment Closing Date, by and among the Borrowers and the Lenders.
     “First Amendment Closing Date” means the effective date of the First Amendment, which is December 12, 2007.
     2.2 Increase in the Notes. Section 2.1 of the Note Agreement is amended and restated in its entirety to read as follows:
     Section 2.1 Description of Notes and Interest. The Borrowers will authorize the issuance and sale of an aggregate original principal amount of (a) $10,000,000 of 16.0% Senior Subordinated PIK Notes due May 15, 2009 (the “Original Notes”) to be

dated the Closing Date or any date thereafter selected by the Lender in connection with amending and restating or amending and substituting the Original Notes, and (b) $2,000,000 of 16.0% Senior Subordinated PIK Notes due May 15, 2009 (the “First Additional Advance Notes”) to be dated the First Amendment Closing Date (the Original Notes and the First Additional Advance Notes hereinafter are referred to collectively as the “Notes”), in each case to bear interest (computed on the basis of a year of 360 days and twelve 30-day months) from such date at the rate of 16.0% per annum, payable in cash monthly in arrears on the last Business Day of each quarter (commencing June 30, 2006, with respect to the Original Notes, and December 31, 2007, with respect to the First Additional Advance Notes) and at maturity and to be substantially in the form attached hereto as Exhibit A. At the option of the Borrowers, all interest due on the Notes payable quarterly or otherwise (excluding interest due on the Maturity Date, which shall be paid in cash) may be paid through an increase in the principal amount of the Notes, which increase shall be evidenced by an amended and restated Note to the extent requested by the Lenders, but in no event more frequently than annually. During the continuance of an Event of Default, the Notes will bear a default rate of interest (computed on the basis of 360 days and twelve 30-day months) from the date of such occurrence of an Event of Default at the rate of 2.0% per annum in excess of the then prevailing interest rate (the “Default Rate”). The Default Rate shall be payable in cash on demand and on the Maturity Date, in full in cash; provided that, prior to the Maturity Date at the option of the Borrowers, interest due on the Notes at the Default Rate may be paid through an increase in the principal amount of the Notes. The Notes may not be prepaid or redeemed by the Borrower except on the terms and conditions and in the amounts and with the premium, as set forth in Section 2.2 of this Agreement.
     2.3 Permitted Acquisition. The following new defined term is hereby added to Section 1.1 of the Note Agreement in its proper alphabetical order:
     “Permitted Acquisition” means an acquisition by the Borrowers (or any of them) of any securities issued by another business entity or any substantial amount of the assets of another business entity; provided, that such acquisition satisfies all of the following conditions and requirements:
     (a) such business entity must (i) be in the same or a substantially similar line of business as the acquiring Borrower, and (ii) have substantial business operations in Asia;
     (b) the sum of (i) the aggregate purchase price for such acquisition (including cash, earn-outs and any non-cash purchase price consideration paid, the fair market value of property or stock exchanged (or the face amount, if preferred stock), (ii) the total amount of any deferred payments or purchase money debt, (iii) the total amount of Indebtedness or other acquisition related obligations (including, without limitation, obligations pursuant to non-compete or consulting arrangements) assumed or undertaken in connection with such acquisition), (iv) the total amount of acquisition-related fees and expenses, and (v) the total amount of transition expenses (including without limitation travel, freight, installation and start-up expenses) and capital expenditures associated with such acquisition during the 12 months following such acquisition (such sum, the “Total Acquisition Cost”), may not exceed $5,000,000;
     (c) at least $2,000,000 of the Total Acquisition Cost for such acquisition must be funded with equity or additional Loans pursuant to the terms of this Agreement;

     (d) reserved;
     (e) after giving effect to such acquisition and the incurrence of any Indebtedness in connection therewith, (i) no Event of Default shall exist, (ii) the Borrowers shall be in compliance on a pro-forma basis with the covenants set forth in Schedule 10.28 recomputed for the applicable period ended on the most recently ended month for which information is available regarding the business being acquired, (iii) the Borrowers can demonstrate to the Lender projected pro-forma compliance with the covenants set forth in Schedule 10.28, for all periods following the consummation of the proposed acquisition for which projections have been prepared, based on the projected combined operating results of the targeted business entity and of the Borrowers, on a consolidated basis, and (iv) the Borrowers shall be in compliance with all other terms and conditions contained in this Agreement;
     (f) if such acquisition involves the purchase of the capital stock of a Person, any new Subsidiary of any Borrower shall execute agreements, in form and substance reasonably acceptable to the Lender, which shall make such newly acquired entity a Borrower under the terms hereof; provided, however, that if the newly acquired entity is organized outside of the United States, then such entity shall not be joined as a Borrower hereunder but sixty-five percent (65%) of the Capital Stock in such entity shall be, subject to the Subordination Agreement, pledged to the Lender as additional Loan Collateral pursuant to written documentation in form and substance reasonably acceptable to the Lender;
     (g) all Indebtedness (other than to the Lender) incurred in connection with such acquisition shall be owed pursuant to the Senior Loan Documents, shall be the same terms and conditions as the existing Indebtedness owed pursuant to the Senior Loan Documents and shall constitute a portion of the Senior Debt;
     (h) all assets acquired in connection with such acquisition shall be, upon consummation of such acquisition, free and clear of all Liens other than Permitted Liens; and
     (i) as soon as available, but in any event not less than two (2) Business Days prior to the consummation of such acquisition, the Lender shall have received current drafts (to be followed by subsequent drafts and fully-executed copies as available) of all acquisition related documents, certified as true and correct by the buyer, together with such other documents, reports, searches, payoff letters, UCC terminations, instruments and agreements the Lender may reasonably request (including, without limitation, such documentation and information as may be necessary in order to substantiate that such acquisition is a Permitted Acquisition).
     2.4 Financial Reporting Requirements. Section 8.7 of the Note Agreement is hereby amended by deleting the reference to “90 days” and replacing it with a reference to “120 days”. In addition, said Section 8.7 is hereby further amended by deleting in its entirety the following parenthetical notation: “(or such shorter period as may be required by the SEC for the filing of annual reports on Form 10-K)”.
     2.5 Mergers; Acquisitions. Section 10.16 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

     Section 10.16 Mergers; Acquisitions. No Borrower will merge or consolidate or be merged or consolidated with or into any other Person, or otherwise reorganize, liquidate or wind-up or dissolve itself, provided, however, upon written consent from the Lender (which consent shall not be unreasonably withheld), any Borrower may merge or consolidate with any other Borrower. Except for the Permitted Acquisition, no Borrower will (i) purchase or otherwise acquire (a) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division or (b) any partnership, joint venture or limited liability company interest in or with any Person or (ii) purchase the securities of, create, invest in, or form any Person (including a Subsidiary).
     2.6 Investments. A new sentence is hereby added at the end of Section 10.17 of the Note Agreement to read as follows:
“Without limiting the generality of the foregoing, it is specifically understood and agreed that (A) no Borrower shall make any investment (whether such investment is by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or other profit sharing interest, extension of credit, or deposit with a financial institution) in any Person whose assets or Capital Stock is acquired in connection with the Permitted Acquisition, other than the payment of the initial purchase price for the Permitted Acquisition, and (B) in no event shall any such Person be the ultimate recipient (whether via one or more dividends, distributions, intercompany loans or otherwise) of any Loan proceeds, other than in connection with the payment of the Total Acquisition Cost for the Permitted Acquisition.”
     2.7 Restated Capital Expenditures Covenant. Section 1 of Schedule 10.28 attached to the Note Agreement is hereby amended and restated in its entirety to read as follows:
     Section 1. Capital Expenditures. Borrowers will not make capital expenditures (including expenditures for fixed assets, leases, maintenance, or repairs capitalized or required, in accordance with GAAP consistently applied, to be capitalized on the applicable Borrower’s books by purchase, lease-purchase agreement, option or otherwise) in a total amount that exceeds (a) $6,600,000 in the aggregate (after deducting, the net cash proceeds actually received by Borrowers from any permitted sale of property, plant and equipment during the applicable Fiscal Year excluding, however, any proceeds received in connection with the Sugar Land, Texas land and building sale transactions), on a consolidated basis, during any Fiscal Year (as defined in Section 2(b) of this Schedule 10.28) ending on or after December 31, 2005 but before December 31, 2007, or (b) $5,400,000 in the aggregate (after deducting the net cash proceeds actually received by Borrowers from any permitted sale of property, plant and equipment during the applicable Fiscal Year), on a consolidated basis, during any Fiscal Year (as defined in Section 2(b) of this Schedule 10.28) ending on or after December 31, 2007. Solely for purposes of determining compliance with the covenant set forth in this Section, capital expenditures that constitute a part of the Permitted Acquisition, and that are made at the time of, or within the period of twelve (12) consecutive months following, and in connection with, the Permitted Acquisition (subject to the aggregate $5,000,000 maximum amount of all purchase consideration, capital expenditures and other charges per the definition of Permitted Acquisition), shall be excluded from the foregoing annual limitation.

     2.8 Definition of Adjusted EBITDAR. The definition of “Adjusted EBITDAR” set forth in Section 2(b) of Schedule 10.28 attached to the Note Agreement is hereby amended and restated in its entirety to read as follows:
     “Adjusted EBITDAR” means, for any measurement period (unless a specific measurement period is otherwise expressly waived), the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (i) EBITDAR for such period, plus (ii) solely for measurement periods that include the operating results for the Fiscal Quarter ending December 31, 2007, Restructuring Costs (whether paid or accrued) in an aggregate amount up to $250,000 deducted by the Borrowers in calculating the Borrowers’ consolidated earnings for such Fiscal Quarter, plus (iii) Privatization Costs deducted by the Borrowers in calculating the Borrowers’ consolidated earnings for such period (subject, however, to the $1,000,000 cumulative cap set forth in the definition of Privatization Costs), minus (iv) the aggregate amount of income taxes paid in cash by the Borrowers during such period, minus (v) the aggregate capital expenditures (in each case as reported in the Borrowers’ consolidated cash flow statement prepared in accordance with GAAP) exclusive of those capital expenditures that constitute a part of the Total Acquisition Cost or are made from funds borrowed by the applicable Borrower or pursuant to any capitalized lease (for purposes of this clause (v) “funds borrowed” will not include funds borrowed from a Lender as a Revolving Loan) for such period, plus (vi) any Required Capital Contributions contributed to the Borrowers in cash pursuant to the Maintenance Agreement during such period, plus (vii) any non-cash charges related to stock-based compensation expenses and non-cash write-offs or write-downs of unamortized debt issuance costs during such period, in each case to the extent such items were not excluded from the definition of EBITDAR for such period pursuant to subpart (ii) of the second sentence of such definition, plus (viii) non-cash restructuring costs related to the write-down or write-off of property, plant and equipment and intangible assets and any other non-cash restructuring charges (excluding such non-cash charges related to Receivables or Inventory) during such period.
     2.9 New Definition. A new definition of “Privatization Costs” is hereby added to Section 2(b) of Schedule 10.28 attached to the Note Agreement to read as follows:
     “Privatization Costs” for purposes of the calculations performed pursuant to this Schedule 10.28 means an amount equal to the aggregate legal fees, consulting fees, filing costs, cash costs related to the cancellation of outstanding options, and other charges incurred and actually paid in cash by the Borrowers in connection with the Privatization (as defined in the First Amendment to this Agreement); provided, however, that in no event shall aggregate Privatization Costs in excess of $1,000,000 be added to EBITDAR in the calculation of Adjusted EBITDAR during the term of this Agreement.
     2.10 Joinder of SUNN as a Borrower. SUNN hereby elects to be a “Borrower” for all purposes of the Note Agreement, effective from the date hereof. Without limiting the foregoing, SUNN hereby agrees to perform all the obligations of a Borrower under the Note Agreement and to be bound by the Note Agreement in all respects to the same extent and with the same force and effect as if SUNN were an original signatory thereto. Upon the date hereof, the terms “Borrowers” and a “Borrower” set forth in the Note Agreement and any of the other Loan Documents shall include SUNN.
ARTICLE III — MISCELLANEOUS
     3.1 Effectiveness of Waivers and Amendments. Except as otherwise provided, the waivers and amendments contained in this Amendment shall become effective as of the date hereof upon delivery by the Borrowers of, and compliance by the Borrowers with, the following, each in form and substance acceptable to Thayer (collectively, the “Amendment Documents”):
     (a) This Amendment, duly executed by each Borrower.
     (b) A new Note, in the principal amount of $12,000,000, made payable jointly and severally by the Borrowers to the order of Thayer and otherwise in form and substance acceptable to Thayer, duly executed by each Borrower.
     (c) Reserved.
     (d) A copy of the resolutions of the Board of Directors of each Borrower authorizing the execution, delivery and performance of this Amendment certified as true and accurate by the Secretary or Assistant Secretary of such Borrower, along with a certification by such Secretary or Assistant Secretary (i) certifying that there has been no amendment to the Articles of Incorporation (or Certificate of Formation) or Bylaws, or Certificate of Limited Partnership or Limited Partnership Agreement (as applicable), of such Borrower since true and accurate copies of the same were delivered to the Lender with a certificate of the Secretary of such Borrower dated as of March 28, 2006; and (ii) identifying each officer of such Borrower authorized to execute this Amendment and any other instrument or agreement executed by such Borrower in connection with this Amendment, and certifying as to specimens of such officer’s signature and such officer’s incumbency in such offices as such officer holds.
     (e) True, complete and correct copies of all documents, instruments and agreements evidencing or otherwise relating to the Privatization.
     (f) Reserved.
     (g) True, complete and correct copies of all Senior Loan Documents executed in connection with this Amendment.
     (h) A legal opinion from Borrowers’ counsel covering such matters relating to this Amendment and the Privatization as the Lender may reasonably require.
     (i) Such documents or instruments as the Lender may require in order to assure that the Lender has, and following the consummation of the Privatization will have, a second priority (subject only to Permitted Liens), perfected Lien on all of the Loan Collateral, and such other documents or instruments as the Lender may reasonably require.
In addition, the effectiveness of the waivers and amendments contained in this Amendment shall be subject to the condition subsequent that the Borrowers deliver to the Lender, as soon as reasonably practicable but in any event no later than the close of business on December 28, 2007, (i) a true and correct copy of the Certificate of Ownership and Merger by SUNN Acquisition filed with (and stamped as received and accepted by) the Delaware Secretary of State, (ii) evidence satisfactory to the Lender that an effective Form 15 has been filed by or on behalf of Suntron with the Securities and Exchange Commission and (iii) a true and correct copy of such Form 15.
     3.2 Representations; No Default. Each Borrower hereby represents, on and as of the date hereof, and after giving effect to this Amendment, that except as set forth on Schedule 3.2 hereto, all of the representations and warranties contained in the Note Agreement are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date. Each Borrower further represents and warrants that such Borrower has the power and legal right and authority to enter into this Amendment and all of the other Amendment Documents, and that such Borrower has duly authorized as appropriate the execution and delivery of this Amendment and all of the other Amendment Documents by proper corporate or limited liability company action, and none of the Amendment Documents nor the agreements contained therein contravene or constitute a default under any agreement, instrument or indenture to which any Borrower is a party or a signatory, which contravention or default could reasonably be expected to have a Material Adverse Effect, or a provision of any Borrower’s Articles of Incorporation (or Certificate of Formation) or Bylaws, or Certificate of Limited Partnership or Limited Partnership Agreement (as applicable), or, to the best of such Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Senior Agent or the Lender. Each Borrower represents and warrants that (i) no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by such Borrower of the Amendment Documents or the performance of obligations of such Borrower therein described, (ii) no events have taken place and no circumstances exist at the date hereof which would give such Borrower the right to assert any defense, offset or counterclaim to any claim relating to the Obligations, (iii) there are no known claims, causes of action, allegations, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claim to have against Thayer or any Lender, which might arise out of or be connected with any act of commission or omission of Thayer or any Lender existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the Obligations, any handling of the Loan Collateral, any past charges or payments in respect of the Obligations or Thayer’s administration of the Loans, and (iv) no Event of Default has occurred and is continuing under the Note Agreement
     3.3 Affirmation, Further References. The Lender and the Borrowers each acknowledge and affirm that the Note Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Note Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references to the Note Agreement in the Loan Documents are hereby amended and shall refer to the Note Agreement as amended by this Amendment. The Borrowers reaffirm, and represent and warrant to the Lender, that the Obligations are and continue to be secured by second priority perfected liens and security interests pursuant to the Security Agreements, subject to the Permitted Liens.
     3.4 Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into it all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.
     3.5 Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, such other Amendment Documents or such other statement, instrument or transaction in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.
     3.6 Successors. The Amendment Documents shall be binding upon the Borrowers and the Lender, and their respective successors and assigns, and shall inure to the benefit of the Borrowers and the Lender, and to the successors and assigns of the Lender.
     3.7 Legal Expenses. Without limiting any provision of the Note Agreement or any other Loan Document, the Borrowers jointly and severally agree to reimburse the Lender, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses) incurred in connection with the Note Agreement, including in connection with the negotiation, preparation and execution of this Amendment and the other Amendment Documents, and in enforcing the obligations of the Borrowers under this Amendment and the other Amendment Documents, and to pay and save the Lender harmless from all liability for any stamp or other taxes (other than Excluded Taxes) which may be payable with respect to the execution or delivery of this Amendment and the other Amendment Documents, which obligations of the Borrowers shall survive any termination of the Note Agreement.
     3.8 Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.
     3.9 Counterparts. This Amendment and the other Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment and the other Amendment Documents may execute any such agreement by executing a counterpart of such agreement.
     3.10 Release of Rights and Claims. Borrowers, and their successors and assigns, hereby release, acquit, and forever discharge Thayer, each Lender and their successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Thayer or such Lender in connection with this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect to which any Borrower may have against Thayer or such Lender.
     3.11 Governing Law. This Amendment and the other Amendment Documents shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.
     3.12 No Waiver. Except as expressly set forth in Article I above, nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, Thayer’s or any Lender’s rights or remedies under the Note Agreement or any of the other Loan Documents, or under applicable law.
[Remainder of page intentionally left blank;
signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above.

BORROWERS:

SUNTRON:	SUNTRON CORPORATION,
a Delaware corporation

	By	/s/ Thomas B. Sabol

Name: Thomas B. Sabol
Title: Chief Financial Officer

K*TEC:	K*TEC OPERATING CORP.,
a Delaware corporation

	By	/s/ James A. Doran

Name: James A. Doran
Title: Vice President

SUNTRON GCO:	SUNTRON GCO, L.P.,
a Texas limited partnership

By: RodniC LLC, a Texas limited liability company, its General Partner

	By	/s/ James A. Doran

Name: James A. Doran
Its: Chief Financial Officer

EFTC:	EFTC OPERATING CORP.
a Delaware corporation
(as Borrower and as the Borrowing Agent)

	By	/s/ James A. Doran

Name: James A. Doran
Title: Vice President

SUNTRON-IOWA:	SUNTRON-IOWA, INC.,
a Delaware corporation

	By	/s/ James A. Doran

Name: James A. Doran
Title: Vice President

CURRENT:	CURRENT ELECTRONICS, INC.,
an Oregon corporation

	By	/s/ James A. Doran

Name: James A. Doran
Title: Vice President

RMEI:	RM ELECTRONICS, INC.,
a New Hampshire corporation

	By	/s/ James A. Doran

Name: James A. Doran
Title: Vice President

SUNN:	SUNN ACQUISITION CORPORATION,
a Delaware corporation

	By	/s/ Scott Rued

Name: Scott Rued
Title: Vice President

SUNTRON-KANSAS:	SUNTRON-KANSAS, INC.,
a Delaware corporation

	By	/s/ James A. Doran

Name: James A. Doran
Title: Vice President
Address:
c/o Suntron Corporation
2401 West Grandview Road
Phoenix, AZ 85023
Attention: Thomas B. Sabol, CFO
Telephone: (602) 789-6600
Facsimile: (602) 282-5730
[Signature page to First Amendment to Note Agreement and Waiver]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above.

LENDER:	THAYER EQUITY INVESTORS IV, L.P.

By: TC Equity Partners IV, L.L.C., its general partner

By: Thayer | Hidden Creek Partners, L.L.C., its managing member

	By:	/s/ Scott Rued

	Name:	Scott Rued

Its:

Address:
c/o Thayer Capital Partners
1455 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Lisa Withers
Facsimile No.: (202) 371-0391
With a copy to:
Thayer Capital Partners
4508 IDS Center
Minneapolis, Minnesota 55402
Attention: Dan Moorse
Facsimile No.: (612) 332-2012
[Signature page to First Amendment to Note Agreement and Waiver]